                           SEASON ACQUISITION CORP.

                         A WHOLLY OWNED SUBSIDIARY OF
                             CENDANT CORPORATION

                        HAS INCREASED THE PRICE OF ITS
                          OFFER TO PURCHASE FOR CASH
                      23,501,260 SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                      OF
                    AMERICAN BANKERS INSURANCE GROUP, INC.
                                      TO
                             $67.00 NET PER SHARE

   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 27, 1998, UNLESS THE OFFER
                                 IS EXTENDED.

                                                                March 16, 1998

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   We have been engaged by Season Acquisition Corp., a New Jersey corporation ("Purchaser") and a wholly owned subsidiary of Cendant Corporation, a Delaware corporation ("Parent"), to act as Dealer Managers in connection with Purchaser's offer to purchase 23,501,260 outstanding shares of common stock, par value $1.00 per share (the "Common Shares"), of American Bankers Insurance Group, Inc., a Florida corporation (the "Company"), including the associated Series C Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of February 19, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (as such agreement may be amended, the "Rights Agreement"), at a price of $67.00 per Common Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 27, 1998 (the "Offer to Purchase"), the Supplement, dated March 16, 1998 (the "Supplement"), and the revised Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Unless the context requires otherwise, all references herein to Common Shares shall include the associated Rights, and all references to the Rights shall include the benefits that may inure to the holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights. Shares of $3.125 Series B Cumulative Convertible Preferred Stock, no par value (the "Preferred Shares" and, together with the Common Shares, the "Shares"), of the Company may not be tendered pursuant to the Offer. In the event that a holder of Preferred Shares wants to tender such shares pursuant to the Offer, such holder must first convert the Preferred Shares into Common Shares pursuant to the terms of the Preferred Shares and then tender such Common Shares pursuant to the Offer.

   Unless the Rights are redeemed prior to the Expiration Date (as defined in the Supplement) of the Offer, holders of Common Shares will be required to tender the associated Rights for each Common Share tendered in order to effect a valid tender of such Common Share. Accordingly, shareholders who sell their Rights separately from their Common Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Common Shares. If the Distribution Date (as defined in the Supplement) has not occurred prior to the Expiration Date, a tender of Common Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Purchaser has waived that portion of the Rights Condition (as defined in the Offer to Purchase) requiring that a Distribution Date not have occurred and Rights Certificates (as defined in the Offer to Purchase) have been distributed to holders of Common Shares prior to the time a holder's Common Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Common Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Common Shares tendered must be delivered to the Depositary (as defined in the Supplement) or, if available, a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Purchaser has waived that portion of the Rights Condition requiring that a Distribution Date not have occurred and Rights Certificates have not been distributed prior to the time Common Shares are purchased pursuant to the Offer, Rights may be tendered prior to a shareholder receiving Rights Certificates by use of the guaranteed delivery procedure described in Section 3 of the Offer to Purchase and Section 2 of the Supplement. In any case, a tender of Common Shares constitutes an agreement by the tendering shareholder to deliver Rights Certificates representing a number of Rights equal to the number of Common Shares tendered pursuant to the Offer to the Depositary within three business days after the date that Rights Certificates are distributed. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the related Common Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

   If a shareholder desires to tender Common Shares and Rights pursuant to the Offer and such shareholder's Common Share Certificates (as defined in the Offer to Purchase) or, if applicable, Rights Certificates are not immediately available (including, if the Distribution Date has occurred and Purchaser waives that portion of the Rights Condition requiring that a Distribution Date not have occurred, because Rights Certificates have not yet been distributed) or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Common Shares or Rights may nevertheless be tendered according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase and Section 2 of the Supplement. See Instruction 2 of the revised Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES WHICH, TOGETHER WITH SHARES OWNED BY PARENT AND PURCHASER, CONSTITUTE AT LEAST 51% OF THE COMMON SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (2) PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE PROVISIONS OF SECTION 607.0901(2) OF THE FLORIDA BUSINESS CORPORATION ACT ARE INAPPLICABLE TO THE PROPOSED MERGER DESCRIBED IN THE OFFER TO PURCHASE, (3) PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE PROVISIONS OF SECTION 607.0902 OF THE FLORIDA BUSINESS CORPORATION ACT CONTINUE TO BE INAPPLICABLE TO THE ACQUISITION OF COMMON SHARES PURSUANT TO THE OFFER, (4) THE PURCHASE OF THE COMMON SHARES PURSUANT TO THE OFFER HAVING BEEN APPROVED FOR PURPOSES OF RENDERING THE SUPERMAJORITY VOTE REQUIREMENT OF ARTICLE VIII OF THE COMPANY'S THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION INAPPLICABLE TO PARENT AND PURCHASER, (5) THE PREFERRED STOCK PURCHASE RIGHTS HAVING BEEN REDEEMED BY THE COMPANY OR PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE RIGHTS ARE INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, (6) THE LOCKUP OPTION HELD BY AMERICAN INTERNATIONAL GROUP, INC. TO PURCHASE UP TO 19.9% OF THE OUTSTANDING COMMON SHARES HAVING BEEN TERMINATED OR INVALIDATED WITHOUT ANY COMMON SHARES HAVING BEEN ISSUED THEREUNDER, AND (7) PARENT AND PURCHASER HAVING OBTAINED ALL INSURANCE REGULATORY APPROVALS NECESSARY FOR THEIR ACQUISITION OF CONTROL OVER THE COMPANY'S INSUR ANCE SUBSIDIARIES ON TERMS AND CONDITIONS SATISFACTORY TO PURCHASER, IN ITS REASONABLE DISCRETION.

   For your information and for forwarding to your clients for whom you hold Common Shares registered in your name or in the name of your nominee, or who hold Common Shares registered in their own names, we are enclosing the following documents:

     1. Supplement, dated March 16, 1998;

     2. Revised Letter of Transmittal to be used by holders of shares in accepting the Offer and tendering Common Shares and Rights;

     3. Revised Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such Common Shares and Rights are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis;

     4. A letter which may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     6. Return envelope addressed to the Depositary.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, all Common Shares (and, if applicable, Rights) validly tendered prior to the Expiration Date promptly after the later to occur of
(i) the Expiration Date and (ii) the
satisfaction or waiver of the regulatory conditions set forth in "Conditions of the Offer" of the Offer to Purchase. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Common Shares and Rights if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Common Shares and Rights for payment. In all cases, payment for Common Shares and Rights purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Common Shares and Rights or timely confirmation of a book-entry transfer of such Common Shares and Rights, if such procedure is available, into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in "Procedures for Tendering Common Shares" of the Offer to Purchase, as supplemented by the Supplement, (ii) the revised Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the revised Letter of Transmittal.

   Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Managers and the Information Agent as described in "Fees and Expenses" of the Offer to Purchase) in connection with the solicitation of tenders of Common Shares and Rights pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

   Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Common Shares, except as otherwise provided in Instruction 6 of the revised Letter of Transmittal.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 27, 1998, UNLESS THE OFFER IS EXTENDED.

   In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Depositary, and certificates evidencing the tendered Common Shares should be delivered or such Common Shares and Rights should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the revised Letter of Transmittal, the Supplement and the Offer to Purchase.

   If holders of Common Shares and Rights wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under "Procedures for Tendering Common Shares" of the Offer to Purchase, as supplemented by the Supplement.

   Any inquiries you may have with respect to the Offer should be addressed to the Dealer Managers or the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

   Additional copies of the enclosed materials may be obtained from Lehman Brothers at 3 World Financial Center, New York, New York 10285, telephone
(212) 526-1849 (Call Collect), from Merrill Lynch & Co., at World Financial Center, North Tower, New York, New York 10281-1305, telephone (212) 449-8971 (Call Collect), from the Information Agent, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, telephone (212) 750-5833 or call toll-free (888) 750-5834, or from brokers, dealers, commercial banks or trust companies.

                            Very truly yours,

LEHMAN BROTHERS                                            MERRILL LYNCH & CO.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGERS, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

                                3